UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

 ☐    Preliminary Proxy Statement
 ☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
 ☒    Definitive Additional Materials
 ☐    Soliciting Material Pursuant to 14a-12

FinWise Bancorp
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐    Fee paid previously with preliminary materials.
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FINWISE BANCORP

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 26, 2025

This proxy statement supplement (this “Supplement”) to the definitive proxy statement of FinWise Bancorp (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2025 (the “Proxy Statement”), is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Mountain Time, on June 26, 2025, at Jordan Commons Megaplex Theatres, Capra Room, 9335 South State Street, Sandy, UT 84070. This Supplement is being filed with the SEC and is being made available to shareholders on or about June 6, 2025.

Updates to the Definitive Proxy Statement

As previously disclosed on our Form 8-K filed on June 6, 2025, on June 3, 2025, the Company was notified that Moss Adams LLP (“Moss Adams”), the Company's independent registered public accounting firm, merged with Baker Tilly US, LLP effective on June 3, 2025. The combined audit practices operate as Baker Tilly US, LLP (“Baker Tilly”). In connection with the notification of the merger, Moss Adams has resigned as the auditors of the Company and the Audit Committee of the Company’s Board of Directors approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm.

In light of the Company’s auditor transition subsequent to the Proxy Statement filing, the disclosure under “Proposal 2: Ratification of the Appointment of Moss Adams LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2025” is hereby updated as follows:

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BAKER TILLY US, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025

In connection with the merger of Moss Adams LLP (“Moss Adams”) with Baker Tilly US, LLP (“Baker Tilly”) effective on June 3, 2025, Moss Adams has resigned as the Company’s independent registered public accounting firm and the Audit Committee of the Company’s Board of Directors approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

As a result of the change in the Company’s independent registered public accounting firm, as Proposal 2, we are requesting that our shareholders ratify the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

A representative of Baker Tilly is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The audit report of Moss Adams on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, and for the years then ended, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through June 3, 2025, there were no (a) disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through the date of this Supplement, neither the Company, nor anyone on its behalf, consulted with Baker Tilly regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Moss Adams with a copy of the disclosures contained in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 6, 2025 (the “Form 8-K”) and requested that Moss Adams furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements contained therein. A copy of Moss Adams’ letter to the Commission, dated June 3, 2025, was filed as Exhibit 16.1 to the Form 8-K.

In addition, all other references to the ratification of the appointment of Moss Adams as our independent registered public accounting firm in the Proxy Statement are updated to refer to the ratification of the appointment of Baker Tilly as our independent registered public accounting firm.

The form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted with respect to Proposal 2 for Moss Adams will be deemed to be votes for Baker Tilly as the legal successor to Moss Adams.

Except for the updated information regarding the change in our independent registered public accounting firm disclosed herein, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2024 Annual Report to Shareholders as each contains information that is important to your decisions in voting at the Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 of the Proxy Statement for instructions on how to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025